UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 21, 2014

ORRSTOWN FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34292	23-2530374
(State or other jurisdiction of incorporation)	(SEC File Number)	(IRS Employer Identification No.)

77 East King Street, P.O. Box 250, Shippensburg, Pennsylvania	17257
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(717) 532-6114

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ORRSTOWN FINANCIAL SERVICES, INC.

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 1.02                      Termination of a Material Definitive Agreement.

Orrstown Financial Services, Inc. (the “Company”), the parent Company of Orrstown Bank (the “Bank”), announced that on April 21, 2014, the Pennsylvania Department of Banking and Securities (the “Department of Banking”) terminated the Consent Order previously issued by the Department of Banking against the Bank on March 22, 2012 (the “Consent Order”).  The Consent Order was replaced with a Memorandum of Understanding by and between the Bank and the Department of Banking, dated April 21, 2014 (the “MOU”), as described below.  The MOU, an informal regulatory action, is considered by the Department of Banking as a lower level of regulatory action than the Consent Order.

The description of the terms of the Consent Order is qualified in its entirety by reference to the full text of the Consent Order, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 23, 2012.

Section 7 – Regulation FD

Item 7.01                      Regulation FD Disclosure.

On April 21, 2014, the Company issued a press release announcing that the Consent Order had been terminated.  A copy of the press release is being furnished as Exhibit 99.1 hereto.  The information contained under this Item 7.01 (including Exhibit 99.1) shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Section 8 -  Other Events

Item 8.01                      Other Events.

On April 21, 2014, the Department of Banking placed the Bank under the MOU, which became effective on that date.  The MOU, an informal regulatory action, is based on the findings of a joint examination conducted by the Federal Reserve Bank of Philadelphia (the “Federal Reserve Bank”) and the Department of Banking during an on-site examination of the Bank, dated as of June 30, 2013 (the “Report”). Many of the requirements contained in the MOU are similar to those contained in the Consent Order and replace the corrective action requirements contained in the Consent Order.  However, the following requirements of the Consent Order have been omitted from the MOU:

1.           The specific corrective measures contained in the Consent Order relating to the Bank’s Allowance for Loan and Lease Loss methodology are not included in the MOU.

2.           The Consent Order’s correction of loan documentation exceptions is not included in the MOU.

3.           The Consent Order’s commercial real estate loan concentration corrective measures are not included in the MOU.

4.           The Consent Order’s liquidity and funds management policy requirements are not included in the MOU.

5.           The Consent Order’s interest rate risk policy and procedures requirements are not included in the MOU.

The MOU requires the Bank to, among other things, provide periodic updates to:  (i) the business/strategic plan covering a three year  period; (ii) the Profit and Budget Plan and certain capital plans; and (iii) the written plan for the reduction of adversely classified assets. Under the MOU, the Bank must continue to take steps necessary, consistent and with sound banking practices, to eliminate and/or correct all deficiencies cited in the Report and furnish written progress reports covering the MOU.  The MOU keeps in place restrictions on extending, renewing, or restructuring any credit to or for the benefit of certain borrowers whose loans have been criticized by regulators, while maintaining certain related documentation, and declaring or paying any cash dividends without the written approval of the Department of Banking.  The Bank is required to submit a written plan to strengthen Board oversight of management and Bank operations, including credit administration, credit risk management, loan review, enterprise risk management, capital, and earnings, and have and retain qualified management, substantially similar to the requirement already contained in the Written Agreement between the Federal Reserve Bank, the Company and the Bank, dated March 22, 2012 (the “Written Agreement”).  The Bank must also submit an updated written summary of the status of Bank progress in implementing its Enterprise Risk Management (“ERM”) program and credit risk management plan, with provisions for enhanced monitoring and control of problem assets and oversight of the loan review function.  The MOU will continue until terminated by the Department of Banking.

The Written Agreement will continue to remain in effect and has not been affected by the actions noted in this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01                                Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit
Number                      Description

99.1           Press release, dated April 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORRSTOWN FINANCIAL SERVICES, INC.
Date: April 21, 2014	By:	/s/ Thomas R. Quinn, Jr.
Thomas R. Quinn, Jr. President and Chief Executive Officer (Duly Authorized Representative)